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Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        As independent petroleum engineers, Lee Keeling and Associates, Inc. hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-132551) of EXCO Resources, Inc. of information from our reserve report dated March 6, 2006 on the estimated proved oil and natural gas reserve quantities of EXCO Resources, Inc. and its consolidated subsidiaries presented as of December 31, 2005, and all references to our firm included in or made a part of the EXCO Resources, Inc. Annual Report on Form 10-K to be filed with the Securities and Exchange Commission on or about March 31, 2006.

                      /s/ LEE KEELING AND ASSOCIATES, INC.
                      LEE KEELING AND ASSOCIATES, INC.

Tulsa, Oklahoma
March 31, 2006

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  Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS